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                                                                     EXHIBIT 3.3


                            CERTIFICATE OF INCORPORATION

                                         OF

                             GENESIS MEDIA GROUP, INC.


          The undersigned, for the purpose of organizing a corporation under the General Corporation Law of the State of Delaware, certifies:

          FIRST: The name of the corporation is Genesis Media Group, Inc. (hereinafter referred to as the "CORPORATION").

          SECOND: The address of the Corporation's registered office in the State of Delaware is 1013 Centre Road, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is Corporation Service Company.

          THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (hereinafter referred to as the "GCL").

          FOURTH: The Corporation shall be authorized to issue one class of Common Stock, consisting of 25,000,000 shares designated as Common Stock, and one class of Preferred Stock, consisting of 5,000,000 shares designated as Preferred Stock.

          A. PREFERRED STOCK. The Board of Directors of the Corporation (hereinafter referred to as the "BOARD OF DIRECTORS") is hereby expressly authorized at any time, and from time to time, to create and provide for the issuance of shares of Preferred Stock in one or more series and, by filing a certificate pursuant to the GCL (hereinafter referred to as a "PREFERRED STOCK DESIGNATION"), to establish the number of shares to be included in each such series, and to fix the designations, preferences and relative, participating, optional or other special rights of the shares of each such series and the qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue thereof adopted by the Board of Directors, including, but not limited to, the following:

          1. the number of shares of any series and the designation to distinguish the shares of such series from the shares of all other series;

          2. whether dividends, if any, shall be cumulative or noncumulative, the dividend rate of such series, and the dates and preferences of dividends on such series;

          3. the redemption provisions, if any, applicable to such series, including the redemption price or prices to be paid;

          4. the terms and amount of any sinking fund provided for the purchase or redemption of the shares of such series;

          5. whether or not the shares of such series shall be convertible into or exchangeable for shares of any other class or classes of, any other series of any class or classes of capital stock of, or any other security of, the Corporation or any other corporation, and, if provision be made for any


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such conversion or exchange, the times, prices, rates, adjustments and any other terms and conditions of such conversion or exchange;

          6. the voting powers, if any, and whether such voting powers are full or limited in such series;

          7. the restrictions, if any, on the issue or reissue of shares of the same series or of any other class or series;

          8. the amounts payable on and the preferences, if any, of the shares of such series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation; and

          9. any other relative rights, preferences and limitations of that series.

          B. COMMON STOCK. The Common Stock shall be subject to the express terms of any series of Preferred Stock set forth in the Preferred Stock Designation relating thereto. Each holder of Common Stock shall have one vote in respect of each share of Common Stock held by such holder of record on the books of the Corporation for the election of directors and on all other matters on which stockholders of the Corporation are entitled to vote. The holders of shares of Common Stock shall be entitled to receive, when and if declared by the Board of Directors, out of the assets of the Corporation which are by law available therefor, dividends payable either in cash, in stock or otherwise. In addition, the Common Stock shall be subject to the express restrictions set forth below in this SECTION B.

          1.   RESTRICTIONS ON THE COMMON STOCK.

          a. CORPORATION'S RIGHT TO REPURCHASE UPON TERMINATION OF AFFILIATION. All shares of the Common Stock held of record by a person who is an employee or director of, or a consultant to, the Corporation or any of its subsidiaries shall be subject to the Corporation's right to repurchase all of such shares in the event that such holder's affiliation with the Corporation as an employee, director or consultant is terminated. Such right of repurchase upon termination of affiliation shall also be applicable to all shares of the Common Stock which such person has the right to acquire subsequent to his or her termination of affiliation pursuant to any of the Corporation's employee benefit plans or pursuant to any option or other contractual right to acquire shares of the Common Stock in effect at the date of such termination of affiliation. An authorized leave of absence approved in accordance with the Corporation's policy from time to time in effect shall not constitute a termination of affiliation for purposes of this PARAGRAPH (a); PROVIDED, HOWEVER, that the issuance of a formal personnel action notice by the Corporation's personnel department advising an employee that his or her leave of absence is terminated shall constitute a termination of affiliation for purposes of this PARAGRAPH (a). The Corporation's right of repurchase shall be exercised by mailing written notice to such holder at his or her address of record on the Corporation's stock record books within ninety (90) days following the termination of such affiliation, which notice shall request delivery of certificates representing the shares of the Common Stock, duly endorsed in blank or to the corporation, free and clear of all liens, claims, charges and encumbrances of any kind whatsoever. If the Corporation repurchases such shares, the price shall be the higher of (i) the original purchase price paid for such shares by such holder if such shares were acquired from the Corporation by such holder or (ii) the Formula Price (as hereinafter defined) per share on (x) the date of such termination of affiliation, in the case of either shares owned by the holder at that date or shares issuable to such holder subsequent to the date of termination of affiliation pursuant to any option or other contractual right to acquire shares of the Common Stock which were

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               outstanding at that date, or (y) the date such shares are
               distributed to such holder, in the case of shares distributable to such holder subsequent to his or her termination of affiliation pursuant to any of the Corporation's employee benefit plans. For purposes of the foregoing sentence, an adjustment shall be made to the original purchase price paid for such shares to account for any changes in the capitalization of the Corporation, as determined by the Board of Directors. If for any reason the Corporation is unable to make payment directly to a holder, then the Corporation may make such payment by depositing the purchase price in an account for the benefit of such holder and such shares of the Common Stock shall thereby be deemed to have been transferred to the Corporation on the date cash payment is made and no longer outstanding and all rights of the holder with respect to such shares terminated.

               b. CORPORATION'S RIGHT OF FIRST REFUSAL. If at any time a holder of the Common Stock receives a bona fide offer to purchase such shares and desires to sell any of such shares (other than through the limited market maintained by the Corporation), such holder shall first give notice to the Secretary of the Corporation containing:

                    (i) A statement signed by such holder notifying the Corporation that such holder desires to sell shares of the Common Stock and has received a bona fide offer to purchase such shares.

                    (ii) A statement signed by the intended purchaser
                         containing:

                              (a) the intended purchaser's full name, address and taxpayer identification number;

                              (b)  the number of shares to be purchased;

                              (c)  the price per share to be paid;

                              (d)  other terms under which the purchase is
                                   intended to be made; and

                              (e) a representation that the offer, under the terms specified, is bona fide.

                    (iii) If the purchase price is payable in cash, in whole or in part, a copy of a certified check, cashier's check or money order payable to such holder from the purchaser in the aggregate amount of the purchase price which is to be paid in cash.

          The Corporation shall thereupon have an option exercisable within fourteen (14) days of receipt of such notice by the Secretary to purchase all, but not less than all, of the shares specified in the notice at the lesser of (a) the Formula Price (as hereinafter defined) per share following receipt of the notice from the holder, or (b) the offer price and upon the same terms as set forth in the notice, accompanied by payment of the purchase price; PROVIDED, HOWEVER, that if the offer price is payable, in whole or in part, other than in cash, the Corporation shall pay the equivalent value of any noncash consideration as mutually agreed upon between the holder and the Corporation. Such option shall be exercised by the Corporation by mailing written notice to such holder at his or her address of record on the Corporation's stock record books. In the event the Corporation does not exercise such option, such holder may sell the shares specified in the notice within thirty (30) days thereafter to the purchaser, at the price and upon the terms and conditions set forth therein. The holder may not sell such shares to any other purchaser, or at any different price, or on any different terms, without first reoffering such shares to the Corporation.


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     c.   ELECTION OF RIGHTS BY CORPORATION.  In the event circumstances shall occur which would ordinarily permit the Corporation to exercise its rights under either PARAGRAPHS (a) or (b) of this SUBSECTION 1 at the time when the Corporation's rights under the other subparagraph have become and remain exercisable, the Corporation, by resolution of its Board of Directors, acting in its sole discretion, may elect which of such rights it shall exercise. The Board of Directors may designate one or more nominees to purchase any shares of The Common Stock which it has the right to purchase in lieu of purchasing such shares itself.

     d. OTHER TRANSFERS. Except for the sales in the limited market maintained by the Corporation and as provided in PARAGRAPHS (a) or (b) of this SUBSECTION 1, no holder of shares of The Common Stock may sell, assign, pledge, transfer or otherwise dispose of or encumber any shares of the Common Stock without the prior written approval of the Corporation, and any attempt to so sell, assign, pledge, transfer or otherwise dispose of or encumber such shares without such prior approval shall be null and void. The Corporation is expressly authorized to condition its approval of a transfer (other than by sale) of any shares of the Common Stock by an employee or director of, or a consultant to, the Corporation or by a person who acquired such shares other than by purchase, directly or indirectly, from an employee or director of, or a consultant to, the Corporation upon the transferee's agreement to hold such shares subject to the Corporation's right to repurchase such shares pursuant to PARAGRAPH
          (a) of this SUBSECTION 1 upon the termination of affiliation of the employee, director or consultant.

     e. DEFINITION OF FORMULA PRICE. As used in this Certificate of Incorporation, the term "FORMULA PRICE" shall mean the price, as determined in good faith, pursuant to the formula adopted by the Board of Directors of the Corporation for the purpose of determining the fair market value of one (1) share of the Corporation's the Common Stock, as such formula may be modified from time to time by the Board of Directors.

     f.   LAPSE OR WAIVER OF RESTRICTIONS ON COMMON STOCK; CONVERSION UPON
          LAPSE.

               (i) LAPSE. All restrictions upon the shares of the Common Stock other than such restrictions generally applicable to the Common Stock pursuant set forth in this SUBSECTION 1 of ARTICLE FOURTH shall automatically lapse and be of no further force or effect if:

                    (a) the Corporation has declared effective by the United States Securities and Exchange Commission a registration statement (other than a registration statement on Form S-4 or Form S-8 or other similar form) to effect an underwritten offering of any class or series of its capital stock (or any securities convertible into shares of capital stock) to the general public; or

                    (b) the Corporation's application to have any class or series of its capital stock (or any securities convertible into shares of capital stock) listed on a national securities exchange or quoted on The Nasdaq Stock Market is approved.

               (ii) WAIVER.  The Corporation may, by resolution of its Board of
                    Directors, acting in its sole discretion, waive any or all of the restrictions upon the shares of the Common Stock set forth in this SUBSECTION 1 in such circumstances as the Board of Directors deems appropriate, and such waiver may be effective as to any or all of the shares of the Common Stock, or as to any or all of the holders thereof.


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     C.   DELAWARE BUSINESS COMBINATION STATUTE. Section 203 generally prohibits an "interested stockholder" from engaging in a broad range of "business combination" transactions, including mergers, consolidations and sales of 10% or more of a corporation's assets, with a Delaware corporation for three years following the date on which such person became an interested stockholder unless
(i) the transaction that results in the person's becoming an interested stockholder or the business combination is approved by the board of directors of the corporation before the person becomes an interested stockholder, (ii) upon consummation of the transaction which results in the stockholder becoming an interested stockholder, the interested stockholder owns 85% or more of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers and shares owned by certain employee stock plans, or (iii) on or after the date the person becomes an interested stockholder, the business combination is approved by the corporation's board of directors and by holders of at least two-thirds of the corporation's outstanding voting stock, excluding shares owned by the interested stockholder, at a meeting of stockholders. Under Section 203, an "interested stockholder" is generally defined as any person (and the affiliates and associates of any such person), other than the corporation and any direct or indirect majority-owned subsidiary, that is (a) the owner of 15% or more of the outstanding voting stock of the corporation or (b) an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder.

          In no event shall Mr. Ramy El-Batrawi or any person who is a transferee of Mr. El-Batrawi, regardless of the total percentage of the corporation's Common Stock or other voting stock owned by Mr. El-Batrawi or such persons, be deemed an interested stockholder for any purpose under Section 203 whatsoever.

          FIFTH: A. In furtherance, and not in limitation, of the powers conferred by law, the Board of Directors is expressly authorized and empowered:

                1. to adopt, amend or repeal the Bylaws of the Corporation, PROVIDED, HOWEVER, that any Bylaws adopted by the Board of Directors under the powers hereby conferred may be amended or repealed by the Board of Directors or by the stockholders having voting power with respect thereto; and

               2. from time to time to determine whether and to what extent, and at what times and places, and under what conditions and regulations, the accounts and books of the Corporation, or any of them, shall be open to inspection of stockholders; and, except as so determined, or as expressly provided in this Certificate of Incorporation or in any Preferred Stock Designation, no stockholder shall have any right to inspect any account, book or document of the Corporation other than such rights as may be conferred by law.

        B. The Corporation may in its Bylaws confer powers upon the Board of Directors in addition to the foregoing and in addition to the powers and authorities expressly conferred upon the Board of Directors by law.

        SIXTH: A. Subject to the rights of the holders of any series of Preferred Stock or any other series or class of stock as set forth in this Certificate of Incorporation to elect additional directors under specified circumstances, the number of directors of the Corporation shall not be less than 3 nor more than 9 and shall be fixed from time to time in the manner described in the Bylaws.

          B. Unless and except to the extent that the Bylaws of the Corporation shall so require, the

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election of directors of the Corporation need not be by written ballot.

          C. Subject to the rights of the holders of any series of Preferred Stock or any other series or class of stock as set forth in this Certificate of Incorporation to elect additional directors under specified circumstances, any director may be removed from office at any time for cause by the affirmative vote of the holders of at least a majority of the voting power of the then outstanding Voting Stock, voting together as a single class. For the purposes of this Certificate of Incorporation, "VOTING STOCK" shall mean the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors.

          D. Advance notice of stockholder nominations for the election of directors shall be given in the manner provided in the Bylaws of the Corporation.

          E. Subject to the rights of the holders of any series of Preferred Stock or any other series or class of stock as set forth in this Certificate of Incorporation to elect additional directors under specified circumstances, vacancies resulting from death, resignation, retirement, disqualification, removal from office or other cause, and newly created directorships resulting from any increase in the authorized number of directors, may be filled only by the affirmative vote of a majority of the remaining directors, and directors so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been elected expires and until such director's successor shall have been duly elected and qualified. No decrease in the number of authorized directors constituting the total number of directors which the Corporation would at the time have if there were no vacancies shall shorten the term of any incumbent director.

     SEVENTH: A. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the GCL or (iv) for any transaction from which the director derived an improper personal benefit. No amendment or repeal of this ARTICLE SEVENTH shall adversely affect any right or protection of a director of the Corporation existing hereunder in respect of any act or omission occurring prior to such amendment or repeal.

          B.  Indemnification and Insurance.

     1. Right to indemnification. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the GCL, as the same exists or may hereafter be amended but, in the case of any such amendment, to the fullest extent permitted by law, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including, without limitation, attorneys' fees, judgments, fines, amounts paid or to be paid in settlement, and excise taxes or penalties arising under the Employee Retirement Income Security Act of 1974) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall

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inure to the benefit of his or her heirs, executors and administrators;
provided, however, that, except as provided in paragraph 2 hereof, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Section shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the GCL requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section or otherwise. The Corporation may, by action of the Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

     2.  Right of Claimant to Bring Suit.  If a claim under paragraph 1 of this
Section is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the GCL for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the GCL, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

     3. Non-Exclusivity of Rights. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Section shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, By-law, agreement, vote of stockholders or disinterested directors or otherwise.

     4. Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the GCL.

     EIGHTH: Except as may be expressly provided below in this ARTICLE EIGHTH, the Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation or a Preferred Stock Designation, and any other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed herein or by law, and all powers,

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preferences and rights of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this ARTICLE EIGHTH; PROVIDED, HOWEVER, that no Preferred Stock Designation shall be amended after the issuance of any shares of the series of Preferred Stock created thereby, except in accordance with the terms of such Preferred Stock Designation and the requirements of law; AND PROVIDED, FURTHER, that the affirmative vote of at least 66-2/3 percent of the voting power of the then outstanding Voting Stock, voting together as a single class, shall be required to amend, repeal or adopt any provision inconsistent with the provisions of ARTICLE FIFTH, ARTICLE SIXTH or ARTICLE EIGHTH of this Certificate of Incorporation, unless such amendments or changes are approved by a majority of the directors of the Corporation not affiliated or associated with any person holding (or which has announced an intention to acquire) 20% or more of the voting power of the then outstanding Voting Stock, voting together as a single class.

           NINTH:  The name and mailing address of the incorporator is Theodore
R. Maloney, c/o Nida & Maloney, 800 Anacapa Street, Santa Barbara, California 93101.

          WITNESS my signature this 26th day of October 1998.


                                   /s/  Theodore R. Maloney
                                   -----------------------------
                                   Theodore R. Maloney
                                   Incorporator



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